AMENDMENT TO PARTICIPATION AGREEMENT

Schedule A

Separate Accounts and Associated Contracts

Names of Separate Account and Date Established by Board of Directors	Contracts Funded By Separate Account
Kansas City Life Variable Life Separate Account Est. April 24, 1995 SEC Registration Number 033-95354	Kansas City Life Variable Life Form Series J146
Kansas City Life Variable Annuity Separate Account Est. January 23, 1995 SEC Registration Number 033-89984	Kansas City Life Survivorship VUL Form Series J150
Century 11 Variable Annuity Form Series J147
Century II VUL Alliance Series Form Series J155
Century II VA Affinity Series Form Series J157
Century II Heritage Survivorship VUL Form Series J158
Century 11 Freedom Variable Annuity Form Series J159

Schedule B

Portfolios and Class of Shares

Portfolio	Class of Shares
Seligman Capital Portfolio	Class 2
Seligman Communications and Information Portfolio	Class 2